FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

--------------------------------------------------------------------------------
1. Name and Address of Reporting Person

   Brittain              Harry                     G.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)


   10 Charles Road
--------------------------------------------------------------------------------
                                    (Street)

   Milford             New Jersey               08848
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Discovery Laboratories, Inc. (Discovery)
   DSCO
--------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)


--------------------------------------------------------------------------------
4. Statement for Month/Year

   December 1998
--------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------------------------
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ]   Director                             [ ]   10% Owner
   [X]   Officer (give title below)           [ ]   Other (specify below)

--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   [X]  Form filed by One Reporting Person
   [ ]  Form filed by More than One Reporting Person

--------------------------------------------------------------------------------

           Table I - Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
--------------------------------------------------------------------------------

                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               12/8/98         X              15,600       A     $.0821    117,851        D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------

                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
                  2.                                                                                       Deriv-    of
                  Conver-                    5.                                  7.                        ative     Deriv-  11.
                  sion                       Number of                           Title and Amount          Secur-    ative   Nature
                  of                         Derivative    6.                    of Underlying     8.      ities     Secur-  of
                  Exer-             4.       Securities    Date                  Securities        Price   Bene-     ity:    In-
                  cise     3.       Trans-   Acquired (A)  Exercisable and       (Instr. 3 and 4)  of      ficially  Direct  direct
                  Price    Trans-   action   or Disposed   Expiration Date       ----------------  Deriv-  Owned     (D) or  Bene-
1.                of       action   Code     of(D)         (Month/Day/Year)                Amount  ative   at End    In-     ficial
Title of          Deriv-   Date     (Instr.  (Instr. 3,    --------------------            or      Secur-  of        direct  Owner-
Derivative        ative    (Month/  8)       4 and 5)      Date         Expira-            Number  ity     Month     (I)     ship
Security          Secur-   Day/     ------   ------------  Exer-        tion               of      (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)        ity      Year)    Code V    (A)   (D)    cisable      Date     Title     Shares  5)      4)        5)      5)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Employee                                                                         Common
Stock Options     $.0821   12/8/98   X              15,600  6/16/98(1)  11/1/06  Stock     15,600          70,051     D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) This option becomes exercisable as to 25% of the option shares on the date of the grant. The remaining 75% of the option shares are exercisable in three equal annual installments beginning with the first year anniversary of the date of the grant.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


   /s/ Harry Brittain                                        January 8, 1999
---------------------------------------------            -----------------------
** Signature of Reporting Person                                  Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient.

      See Instruction 6 for procedure.


                                   Page 2 of 2